Exhibit 99.1

Lipocine and Verity Pharma Enter into License Agreement

for TLANDO® Franchise in the U.S. and Canada

●	Lipocine to receive $11 million license fee
●	Up to $259 million in development and commercial sales milestones
●	Tiered royalties on net sales of licensed products up to 18%
●	Commercialization of TLANDO transitions to Verity Pharma effective Feb.1 2024
●	Lipocine retains all rights for territories outside the United States and Canada, and all non-TRT rights globally

SALT LAKE CITY, January 18, 2024 — Lipocine Inc. (NASDAQ: LPCN), a biopharmaceutical company focused on treating Central Nervous System (CNS) disorders, Gordon Silver Limited and Verity Pharmaceuticals, Inc. (Verity Pharma) today announced that they have entered into an exclusive licensing agreement under which Verity Pharma will market TLANDO® in the United States and, if approved, in Canada. TLANDO is the first and only oral testosterone replacement therapy (TRT) option approved by the US Food and Drug Administration (FDA) that does not require dose titration. The agreement also provides Verity Pharma with the U.S. and Canadian rights to develop and commercialize LPCN 1111 (TLANDO XR), a next generation, once daily oral product candidate for TRT.

Under the terms of the agreement, Lipocine will receive from Verity Pharma a license fee of $11 million with an initial payment of $2.5 million which was received on signing of the License Agreement, $5 million to be paid on February 1, 2024, $2.5 million to be paid no later than January 1, 2025, and $1 million to be paid no later than January 1, 2026. Lipocine will be entitled to receive up to $259 million in development and sales-based commercial milestone payments, as well as tiered royalty payments at rates ranging from 12% up to 18% on net sales of TLANDO franchise products. Under the agreement, Verity Pharma will be responsible for regulatory and marketing obligations in the U.S. and Canada, and all further development. Lipocine retains all rights to the TLANDO franchise for territories outside the U.S. and Canada, and all rights to non-TRT indications globally.

“We are very pleased to enter this license agreement with Verity Pharma. Men’s health is one of Verity Pharma’s areas of focus and Verity Pharma’s sales force has existing relationships with men’s health prescribers. Verity Pharma is highly motivated and has the capabilities and expertise to successfully grow the TLANDO franchise without interruption in patient access to TLANDO,” said Dr. Mahesh Patel, President and Chief Executive Officer of Lipocine. “This transaction will further enable Lipocine’s strategy to focus on developing treatments for CNS disorders and to add value to our non-core assets.”

TRT is a large and growing market with ~8M annual prescriptions in the U.S. and ~650,000 in Canada.

Raymond James acted as financial advisor to Lipocine on this transaction.

About TLANDO

TLANDO is approved by the FDA as a testosterone replacement therapy (“TRT”) in adult males indicated for conditions associated with a deficiency or absence of endogenous testosterone: primary hypogonadism (congenital or acquired) and hypogonadotropic hypogonadism (congenital or acquired). It was developed using Lipocine’s proprietary Lip’ral drug delivery technology platform. For more details, including full prescribing information, refer to tlando.com.

About TLANDO XR

TLANDO XR (also known as LPCN 1111) is a next-generation, novel ester prodrug of testosterone comprised of testosterone tridecanoate (TT) which uses Lipocine’s proprietary delivery technology to enhance solubility and improve systemic absorption. Lipocine has successfully completed a Phase 2b dose finding study in hypogonadal men. Results suggested that the primary objectives were met, including identifying the dose expected to be tested in a planned Phase 3 study that would be required for FDA approval.

About Verity Pharma

Verity Pharma is a specialty pharmaceutical company focused on delivering meaningful solutions to healthcare professionals and their patients.

Verity Pharma works with best-in-class global pharmaceutical manufacturing partners to ensure that product quality and availability is a constant deliverable. The company is also committed to supporting programs, initiatives, and organizations that help improve health, expand research opportunities and promote education within the healthcare community. Learn more at www.veritypharma.com.

About Lipocine

Lipocine is a biopharmaceutical company leveraging its proprietary technology platform to augment therapeutics through effective oral delivery to develop differentiated products for CNS disorders. Lipocine has drug candidates in development as well as drug candidates for which we are exploring partnering. Our drug candidates represent enablement of differentiated, patient friendly oral delivery options for favorable benefit to risk profile which target large addressable markets with significant unmet medical needs.

Lipocine’s clinical development candidates include: LPCN 1154, oral brexanolone, for the potential treatment of postpartum depression, LPCN 2101 for the potential treatment of epilepsy and LPCN 1148, a novel androgen receptor agonist prodrug for oral administration targeted for the management of symptoms associated with liver cirrhosis. Lipocine is exploring partnering opportunities for LPCN 1107, our candidate for prevention of preterm birth, LPCN1154, for rapid relief of postpartum depression, LPCN 1148, for the management of decompensated cirrhosis, and LPCN 1144, our candidate for treatment of non-cirrhotic NASH. TLANDO, a novel oral prodrug of testosterone containing testosterone undecanoate developed by Lipocine, is approved by the FDA for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism, in adult males. For more information, please visit www.lipocine.com.

Forward-Looking Statements

This release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts regarding Verity Pharma’s development and commercialization of TLANDO and TLANDO XR, the amount of the license fee, milestone payments, and royalty payments we will ultimately receive, Verity Pharma’s ability to grow the TLANDO franchise, our product development efforts, the application of our proprietary platform in developing new treatments for CNS disorders, our product candidates and related clinical trials, our development of and filing of a NDA with the FDA for LPCN 1148, and the potential uses and benefits of our product candidates. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks that we may not be successful in developing product candidates to treat CNS disorders, we may not have sufficient capital to complete the development processes for our product candidates, we may not be able to enter into partnerships or other strategic relationships to monetize our non-core assets, the FDA will not approve any of our products, risks related to our products, expected product benefits not being realized, clinical and regulatory expectations and plans not being realized, new regulatory developments and requirements, risks related to the FDA approval process including the receipt of regulatory approvals and our ability to utilize a streamlined approval pathway for LPCN 1154, the results and timing of clinical trials, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

SOURCE Lipocine Inc.

For further information:

Krista Fogarty

Phone: (801) 994-7383

kf@lipocine.com

Investors:

PJ Kelleher

Phone: (617) 430-7879

pkelleher@lifesciadvisors.com